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                                                                    Exhibit 99.2

For Immediate Release
Contact:
Press & Media:                                          Investors:
Sally Price                                             Frank Connolly
VP, Corporate Marketing & Strategy                      Chief Financial Officer
203-299-7448                                            203-299-7157
sprice@modemmedia.com                                   fconnolly@modemmedia.com
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         Modem Media Corrects One-Time Charges Announced in its Earnings
                                     Release

NORWALK, CT-March 1, 2002--Modem Media, Inc. (NASDAQ: MMPT), one of the world's leading interactive marketing firms, today announced a correction to the press release it issued on February 28, 2002, which announced results for the fourth quarter 2001 and full year-ended December 31, 2001. In its February 28, 2002 press release, the charge related to the impairment of goodwill and investments was incorrectly reported as $2.9 million for the year ended December 31, 2001. The correct charge related to impairment of goodwill and investments for the year ended December 31, 2001 was $3.6 million. This $3.6 million charge was included in the one-time total net charges of $16.0 million for such period, or $6.5 million on an after-tax basis.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive
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marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Kodak, Kraft, Michelin, and Philips. Modem Media's success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Headquartered in Norwalk, CT, the Company maintains offices in San Francisco, Toronto, London, Munich, Hong Kong and Sao Paulo.